Exhibit 99.1

FOR RELEASE:	Contact:	Michael Gluk (investors)
Feb. 15, 2006 [7 a.m. ET/4 a.m. PT]		VP, Finance & Administration
ArthroCare Corporation
512-391-3906

Jon Zurbey (media)
Haberman & Associates
612-372-6446
jon@habermaninc.com

ARTHROCARE REPORTS RECORD REVENUES OF $59.3 MILLION

FOR THE FOURTH QUARTER

41 percent product revenue growth drives EPS to $0.31

AUSTIN, TEXAS — Feb. 15, 2006 — ArthroCare® Corp. (Nasdaq: ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today financial results for the fourth quarter and fiscal year ended Dec. 31, 2005. Fourth quarter product revenues were $57.4 million, a 41 percent increase over the $40.8 million recorded in the same quarter of the previous year. Total revenues, which include product revenues, license fees and royalties, for the fourth quarter were $59.3 million, a 39 percent increase over the $42.7 million reported in the fourth quarter of 2004.

ArthroCare’s revenue growth was positively impacted by the 2004 acquisition of Opus Medical, Inc. Excluding the impact of this acquisition, total product revenue growth for the fourth quarter of 2005 versus the comparable period in 2004 was approximately 25 percent.

ArthroCare reported net income of $8.4 million, or $0.31 per diluted share, for the fourth quarter of 2005, compared to a net loss of $34.5 million, or $1.52 per share, reported in the same quarter of 2004. Excluding the non-recurring impact of the Opus Medical acquisition, net income in the fourth quarter of 2004 was $4.7 million, or $0.20 per diluted share. On this basis, ArthroCare’s earnings per share (EPS) in the fourth quarter of 2005 increased $0.11 per share or 55 percent over the fourth quarter of 2004.

Q4 SUMMARY TABLE

	Q405	Q305	Q404
Product Sales	$57.4 M	$51.6 M	$40.8 M
License Fees, Royalties and Other Revenues	$1.9 M	$2.0 M	$1.9 M
Total Revenues	$59.3 M	$53.6 M	$42.7 M
Net Income (Loss)	$8.4 M	$7.2 M	$(34.5) M
Earnings (Loss) Per Diluted Share	$0.31	$0.27	$(1.52)

FISCAL YEAR-END 2005

For the fiscal year ended Dec. 31, 2005, total revenues reached $214.3 million, a 39 percent increase compared with fiscal 2004 total revenues of $154.1 million. The product sales portion of revenue increased 40 percent to $206.5 million from $147.8 million in 2004. Net income for fiscal year 2005 was $23.5 million, or $0.89 per diluted share, compared to the fiscal year 2004 net loss of $26.2 million, or $1.21 per diluted share. Excluding the non-recurring impact of the Opus Medical acquisition, net income for the year ended Dec. 31, 2004 was approximately $13.0 million, or $0.56 per diluted share. On this basis, ArthroCare’s EPS in 2005 increased $0.33 cents per share or 59 percent over the fourth quarter of 2004.

REVENUE

In addition to fourth quarter product sales of $57.4 million, license fees, royalties and other revenue were $1.9 million in the fourth quarter of 2005, which represents 3 percent of total revenue, compared to $1.9 million or 4 percent of total fourth quarter 2004 revenue. International revenue for the fourth quarter of 2005 increased 35 percent compared to the same period last year, and represented 21 percent of product sales during the quarter.

BUSINESS UNIT PERFORMANCE

The Sports Medicine business unit produced year-over-year revenue growth of 39 percent during the quarter ended Dec. 31, 2005 compared with the same period of 2004, and represented 68 percent of total product revenue. For the year ended Dec. 31, 2005, Sports Medicine sales grew 43 percent compared to fiscal year 2004 and represented 68 percent of total product sales.

Per the previously disclosed purchase agreement, ArthroCare made a $35 million payment to the former stockholders of Opus Medical in January 2006. ArthroCare will also make an earn-out payment of $21.3 million in the first quarter of 2006 based upon Opus product line revenues of $33.5 million, which exceeded guidance set forth when the acquisition closed. A final payment of up to $5 million may be made in the fourth quarter subject to the release of certain purchase contingencies.

Sales in the Spine business unit increased 23 percent during the fourth quarter of 2005 compared to the same period in 2004. Spine sales represented 10 percent of product sales in the fourth quarter of 2005. For the year ended Dec. 31, 2005, Spine revenues grew 7 percent compared to fiscal year 2004 and represented 11 percent of total product revenue.

The fourth quarter increase in ENT product sales over the comparable period of last year was 57 percent, with ENT sales representing 22 percent of product revenue during the quarter. For the year ended Dec. 31, 2005, ENT revenues grew 54 percent compared to fiscal year 2004 and represented 21 percent of total product revenue.

OPERATIONS

Product margin was 70 percent in the fourth quarter of 2005, compared to 64 percent in the year-ago quarter, reflecting ongoing improvements related to product mix, ongoing cost reduction activities and operating efficiencies. For the year ended Dec. 31, 2005, product margin was 69 percent compared to 65 percent reported in the prior year.

Operating expenses were $31.5 million in the fourth quarter, compared to $26.5 million in the third quarter of 2005. This quarter-to-quarter increase is due substantially to net general and administrative expenses returning to normalized levels after the favorable impact of a non-recurring litigation settlement in the third quarter.

“We are pleased to have achieved our financial objectives for the fourth quarter and fiscal year,” said Michael A. Baker, president and chief executive officer for ArthroCare. “Record revenues of $59.3 million enabled us to exceed our guidance and the consensus estimates for earnings and EPS. We look forward to carrying the strong momentum generated throughout 2005 into our next fiscal year.”

RECENT CORPORATE DEVELOPMENTS

•	ArthroCare entered into a $100 million, five-year, secured revolving credit facility. ArthroCare plans to utilize the credit facility to fund earn-out payments associated with the Opus Medical acquisition and general corporate purposes. A syndicate of lenders led by Bank of America, N.A., serving as the administrative agent, and Wells Fargo Bank, National Association, serving as the syndication agent, arranged the credit facility, which can be increased, under certain conditions, to $175 million to meet further growth needs of the company should additional financing be required in the future.

•	Study results released in a presentation by Dr. James P. Tasto at the International Cartilage Repair Society 6th Symposium in January show the use of Coblation technology may aid in the repair of the avascular region of the meniscus of rabbits following injury and suture repair. According to Dr. Tasto, Clinical Professor, Department of Orthopaedics, University of California San Diego, “The purpose of the current study was to utilize bipolar radiofrequency in the treatment of an avascular meniscal injury and suture repair, and to evaluate its effects on the healing response of the treated area. The results of this study are encouraging and indicate this approach to treat the meniscus may have therapeutic value in humans.”

BUSINESS OUTLOOK

The following statements are based on current expectations on Feb. 15, 2006. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.

ArthroCare’s business outlook for fiscal 2006 is as follows:

•	The company expects total revenues for fiscal 2006 to be in the range of $255 million to $265 million.

•	For the first quarter of 2006, ArthroCare anticipates sequential revenue growth over the fourth quarter of 2005 and growth of at least 20 percent over the first quarter of 2005.

•	ArthroCare estimates diluted EPS for fiscal 2006, excluding FAS 123R employee award expense, to be in the range of $1.25 to $1.35.

•	ArthroCare estimates FAS 123R expense for employee awards in fiscal 2006 to be $0.15 to $0.20 per share.

•	Including the impact of FAS 123R the range of fiscal 2006 GAAP earnings is $1.05 to $1.20.

CONFERENCE CALL AND SEC FILINGS

ArthroCare will hold a conference call with the financial community to discuss these results at 9:00 a.m. ET/6:00 a.m. PT today. The call will be simultaneously Webcast by CCBN and can be accessed on ArthroCare’s Web site at www.arthrocare.com. The Webcast will remain available through March 15, 2006. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21281638. Following completion of the annual audit process, ArthroCare will file a fiscal year 2005 Form 10-K with the Securities and Exchange Commission in early March.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company’s stated business outlook for fiscal 2006, continued strength of the company’s fundamental position, the strength of the company’s technology, the company’s belief that strategic moves will enhance achievement of the company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the company’s patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-Q for the quarter ended Sept. 30, 2005 and Form 10-K for the year ended Dec. 31, 2004. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.

Financial Tables Appended

ARTHROCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	December 31 2005	Reported December 31 2004	OPUS Impact	Recurring December 31 2004	Variance
Revenues:
Net Product Sales	$57,394	$40,823	$(2,906)	$37,917	$19,477
Royalties, fees and other	1,901	1,877		1,877	24

Total revenues	59,295	42,700	(2,906)	39,794	19,501

Cost of product sales	17,031	14,727	(2,241)	12,486	(4,545)

Gross profit	42,264	27,973	(665)	27,308	14,956

Product Margin	70.3%	63.9%		67.1%
Gross Margin	71.3%	65.5%		68.6%

Operating expenses:
Research and development	5,746	3,506	(969)	2,537	(3,209)
Sales and marketing	20,094	16,548	(2,450)	14,098	(5,996)
General and administrative	3,947	5,228	(446)	4,782	835
Intangible Amortization	1,670	1,022	(436)	586	(1,084)
Acquired in-process research and development costs	—	36,400	(36,400)	—	0

Total operating expenses	31,457	62,704	(40,701)	22,003	(9,454)

Income from operations	10,807	(34,731)	40,036	5,305	5,502
Interest and other income, net	(507)	381	134	515	(1,022)

Income before income tax provision	10,300	(34,350)	40,170	5,820	4,480
Net Operating Margin	17%	-80%	-1382%	15%

Income tax provision	1,943	176	960	1,136	(807)

Net income (loss)	$8,357	$(34,526)	$39,210	$4,684	$3,673

Basic net income (loss) per share	$0.34	$-1.52	N/A	$0.22	$0.12

Shares used in computing basic net income (loss) per share	24,858	22,751	(969)	21,782

Diluted net income per common share	$0.31	$-1.52	N/A	$0.20	$0.11

Shares used in computing diluted net income (loss) per share	26,710	22,751	(969)	23,754

ARTHROCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	The Year Ended
	December 31 2005	Reported December 31 2004	OPUS Impact	Recurring December 31 2004	Variance
Revenues:
Net Product Sales	$206,533	$147,830	$(2,906)	$144,924	$61,609
Royalties, fees and other	7,801	6,318		6,318	1,483

Total revenues	214,334	154,148	(2,906)	151,242	63,092

Cost of product sales	64,206	51,100	(2,241)	48,859	(15,347)

Gross profit	150,128	103,048	(665)	102,383	47,745

Product Margin	68.9%	65.4%		66.3%
Gross Margin	70.0%	66.9%		67.7%

Operating expenses:
Research and development	21,015	13,346	(969)	12,377	(8,638)
Sales and marketing	75,302	58,087	(2,450)	55,637	(19,665)
General and administrative	12,202	16,310	(446)	15,864	3,662
Intangible Amortization	6,150	2,658	(436)	2,222	(3,928)
Acquired in-process research and development costs	2,400	36,400	(36,400)	—	(2,400)

Total operating expenses	117,069	126,801	(40,701)	86,100	(30,969)

Income from operations	33,059	(23,753)	40,036	16,283	16,776
Interest and other income, net	(2,336)	824	134	958	(3,294)

Income before income tax provision	30,723	(22,929)	40,170	17,241	13,482
Net Operating Margin	14%	-15%	-1382%	11%

Income tax provision	7,193	3,260	960	4,220	(2,973)

Net income (loss)	$23,530	$(26,189)	$39,210	$13,021	$10,509

Basic net income (loss) per share	$0.97	$-1.21	N/A	$0.61	$0.36

Shares used in computing basic net income (loss) per share	24,375	21,594	(244)	21,350

Diluted net income per common share	$0.89	$-1.21	N/A	$0.56	$0.33

Shares used in computing diluted net income (loss) per share	26,407	21,594	(244)	23,156

Note:

Due to net loss position for the 4th quarter and full year 2004 diluted share count is not used.